Exhibit 10.4

AMENDMENT TO THE

EXECUTIVE SECURITY PROGRAM OF

JACOBS ENGINEERING GROUP INC.

This amendment to the Executive Security Program of Jacobs Engineering Group Inc., as Amended and Restated January 1, 1983 (the “Program”), as described below, is intended to bring the Program into compliance with Internal Revenue Code Section 409A.

The changes in this Amendment are effective January 1, 2009.

1.    Section 1.1 (“Definitions”) is amended by modifying subsection (i) to read, in its entirety, as follows:

(i) “Retirement” and “Retire” shall mean “separation from service” with the Company (as such term is defined in Section 409A of the Internal Revenue Code of 1986 (“Code”) and authoritative IRS guidance thereunder) at or after the attainment of age fifty-five (55) with at least one year of participation in this Program.

2.    A new Section 2.4 is added to read as follows:

2.4 Frozen Program. No Employee who is not already a Participant may become eligible to participate in the Program on or after January 1, 2009.

3.    Section 3.2 (“Amount of Participant Salary Deferral and Payments”) is amended by adding the following as a new second paragraph:

Notwithstanding any other provision in this Program or any Plan Agreement, any modifications to the amount deferred pursuant to a Participant’s Plan Agreement shall take effect on January 1 of the year following such modification.

4.    Section 3.5 (“Waiver of Participant Salary Deferral or Payments”) is amended by modifying the first sentence to read, in its entirety, as follows:

If a Participant becomes totally disabled before attaining age sixty-five, and if such total disability continues for more than two (2) months, such Participant shall not be required to defer a portion of his salary pursuant to Sections 3.2 and 3.3 or make the payments provided for in Sections 3.2 or 3.3, beginning with the third month following the date of such total disability, nor thereafter for as long as such total disability continues.

5.    Section 3.5 (“Waiver of Participant Salary Deferral or Payments”) is further amended by modifying the second to last paragraph to read, in its entirety, as follows, and by deleting the final paragraph:

The determination of what constitutes total disability and the removal thereof for purposes of this Article III, shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive; provided, however, that any cancellation of a Participant’s deferrals due to disability must be made in accordance with Code Section 409A and authoritative IRS guidance thereunder.

6.    Section 4.5 (“Re-employment after Retirement”) is amended to read, in its entirety, as follows:

4.5 Re-employment after Retirement. In the event a Participant Retires from the Company and subsequently returns to active employment with the Company, the Participant’s benefits shall be paid in accordance with Section 4.1, 4.2 or 4.3, as applicable, without regard to such return to employment.

7.    A new Section 4.9 is added to read as follows:

4.9 Default Payment Provisions. Notwithstanding any other provision in this Program or any Plan Agreement, payment of a Participant’s benefits pursuant to Section 4.1, 4.2, or 4.3 will begin on the first day of the month following the Participant’s Retirement, unless a Participant’s Plan Agreement provides for a specified alternative payment date as of December 31, 2008. In addition, such benefits will be paid in monthly installments for a period of 120 months, unless a Participant’s Plan Agreement provides for a specified number of installment payments as of December 31, 2008.

8.    A new Section 4.10 is added to read as follows:

4.10 Specified Employees. Notwithstanding any other provision in this Program or any Plan Agreement, a Participant who is a “specified employee” (as such term is defined in Code Section 409A and authoritative IRS guidance thereunder) and who becomes eligible for payment pursuant to Section 4.1, 4.2 or 4.3 shall not begin benefit payments before the first of the month following the six-month anniversary of the Participant’s Retirement, unless the Participant dies or experiences an unforeseeable emergency during the six-month period. To the extent payments are delayed pursuant to this Section, the Participant shall receive a make-up payment on the date benefit payments commence equal to the payments that would have been made sooner if this provision did not apply, plus interest.

9.    A new Section 4.11 is added to read as follows:

4.11 Unforeseeable Emergency. Notwithstanding any other provision in this Program or any Plan Agreement, if a Participant experiences an “unforeseeable emergency” (as such term is defined in Code Section 409A and authoritative IRS guidance thereunder), the Participant may petition the Committee to (i) cancel any deferrals required to be made by the Participant and, if such cancellation is insufficient to satisfy the unforeseeable emergency, receive a partial or full payout from the Program. The payout shall not exceed the lesser of the present value of the Participant’s total benefit, determined as of the date the payment is made, or the amount reasonably necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Committee determines that an unforeseeable emergency exists, payment pursuant to this Section shall be made thirty (30) days after such date.

10.    Article IX (“Termination of Participation”) is amended to read, in its entirety, as follows:

A Participant reserves the right to terminate his participation in this Program and his Plan Agreement at his election at any time by giving the Company written notice of such termination; provided, however, that cancellation of a Participant’s deferral agreement may not take effect until January 1 of the year following the date written notice is provided to the Company.

11.    Section 10.1 (“Termination”) is amended by modifying the third sentence to read as follows:

Such right to terminate, amend, modify or supplement this Program or any Plan Agreement shall be exercised for the Company by the Committee and may only be exercised to the extent consistent with Section 15.10;

12.    Article XI (“Other Benefits and Agreements”) is amended by replacing “section 401(a) of the Internal Revenue Code of 1954” with “Code Section 401(a).”

13.    Section 13.9 (“Manner and Time of Payment of Benefits”) is amended to read, in its entirety, as follows:

13.9 Manner and Time of Payment of Benefits. The Committee shall have the power, in its sole and absolute discretion but only to the extent consistent with Section 15.10, to change the manner and time of payment of benefits to be made to a Participant or his Beneficiary from that set forth in this Program or in the Participant’s Plan Agreement.

14.    A new Section 15.10 is added to read as follows:

15.10 Section 409A. This Program, including each Participant’s Plan Agreement, is intended to avoid any “plan failures” within the meaning of Code

Section 409A(a)(1). The Program and all Plan Agreements shall be interpreted and administered, to the extent possible, in accordance with this intention.

Date: December 23, 2008	Jacobs Engineering Group Inc.

	By:	/s/ Patricia H. Summers

	Title:	SVP, Global Human Resources

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